Exhibit 8.1

Dynea International Oy’s principal subsidiary undertakings as at December 31, 2004 are as follows:

Subsidiary	Country of Incorporation	% Ownership December 31, 2004
Dynea ASA	Norway	100
Dynea Austria GmbH	Austria	100
Dynea B.V.	Netherlands	100
Dynea Chemicals Oy	Finland	100
Dynea Erkner GmbH	Germany	100
Dynea Ireland Limited	Ireland	100
Dynea NV	Belgium	100
Dynea Finland Oy	Finland	100
Dynea UK Limited	UK	100
Dynea Resins France SAS	France	100
Dynea Canada Ltd.	Canada	100
Dynea Overlays, Inc-	USA	100
Dynea U.S.A. Inc.	USA	100
Dynea NZ Limited	New Zealand	100
Dynea Singapore Pte Ltd	Singapore	100
PT Dynea Indria	Indonesia	51